Exhibit 2.1

Tiger Resort Asia Ltd.
Units 1402-03A, 14/F, AIA Tower
183 Electric Road, North Point
Hong Kong

June 29, 2022

26 Capital Acquisition Corp.
701 Brickell Avenue, Suite 1550
Miami, Florida 33131
Attention: Jason Ader

Re:	Waiver Pursuant to the Agreement and Plan of Merger and Share Acquisition

Mr. Ader:

Reference is made to the Agreement and Plan of Merger and Share Acquisition, dated as of October 15, 2021, as amended (the “Agreement”), by and among Tiger Resort Asia Ltd., (“TRA”), Tiger Resort, Leisure and Entertainment, Inc., UE Resorts International, Inc. (formerly known as Okada Manila International, Inc.), Project Tiger Merger Sub, Inc., and 26 Capital Acquisition Corp. (“SPAC”). Capitalized terms used and not otherwise defined in this letter agreement will have the meanings ascribed to such terms in the Agreement.

Each of TRA and SPAC desires to waive its right to terminate the Agreement pursuant to Section 8.1(d) thereof through and until October 1, 2022 (the “Waiver Expiration Date”). Accordingly, each of TRA and SPAC hereby irrevocably waives its right to terminate the Agreement pursuant to Section 8.1(d) thereof prior to the Waiver Expiration Date.

In addition, SPAC hereby agrees, without otherwise waiving or limiting any provisions of or rights under the Agreement, that Messrs. Kazuo Okada, Dindo Espelata and Antonio Cojuangco are not Representatives of the UEC Parties (as long as such individuals are not actually nominated or elected as directors of, or hired by, any UEC Party) and that any affirmative actions taken by such persons will not be attributed to the UEC Parties.

Except as expressly provided for herein, nothing in this letter agreement shall be deemed to constitute a waiver of compliance by TRA or SPAC with respect to any other term, provisions or condition of the Agreement or shall be deemed, construed to amend, supplement, or modify the Agreement or otherwise affect the rights and obligations of the parties to the Agreement, all of which remain in full force and effect.

The provisions of Article 9 of the Agreement shall apply to this letter agreement, mutatis mutandis, and to the Agreement to the extent modified by this letter agreement, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Pages Follow]

Sincerely,

Tiger Resort Asia Ltd.

By:	/s/ Kenshi Asano
Name:	Kenshi Asano
Title:	Director

[TRA Signature Page to Letter Agreement]

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

26 Capital Acquisition Corp.

By: :	/s/ Jason Ader
Name:	Jason Ader
Title:	Chief Executive Officer

[SPAC Signature Page to Letter Agreement]